                                                                     Exhibit 2.7







                             CROSS-LICENSE AGREEMENT

                                     BETWEEN

                             VARIAN ASSOCIATES, INC.

                                   ("VARIAN")

                                       AND

                             NOVELLUS SYSTEMS, INC.

                                  ("NOVELLUS")

                                TABLE OF CONTENTS

RECITALS..............................................................  Page 1

1       Definitions..................................................   Page 2

2       License Grants...............................................   Page 3

        2.1     Varian To Novellus...................................   Page 3

        2.2     Novellus To Varian...................................   Page 3

3       Ownership, Transfer of Know How..............................   Page 4

4       Enforcement of Rights........................................   Page 4

5       Confidentiality..............................................   Page 5

6       Term and Termination.........................................   Page 5

7       Assignment of License........................................   Page 6

8       Extent of Certain Obligations................................   Page 6

9       Miscellaneous Provisions.....................................   Page 6

        9.1     Notices..............................................   Page 6
        9.2     Section 365(n) of the U.S. Bankruptcy Code...........   Page 7
        9.3     Interpretation.......................................   Page 7
        9.4     Severability.........................................   Page 7
        9.5     No Third-Party Beneficiaries.........................   Page 8
        9.6     Amendment............................................   Page 8
        9.7     Further Assurances...................................   Page 8
        9.8     Mutual Drafting......................................   Page 8
        9.9     Governing Law........................................   Page 8
        9.10    Dispute Resolution...................................   Page 8
        9.11    Counterparts.........................................   Page 8
        9.12    Entire Agreement.....................................   Page 8





                                                                          Page i

               CROSS-LICENSE AGREEMENT BETWEEN VARIAN AND NOVELLUS

         CROSS-LICENSE AGREEMENT (together with Exhibit A hereto, the "Cross License Agreement") dated as of May 7, 1997, by and between Varian Associates, Inc., a Delaware corporation ("Varian"), and Novellus Systems, Inc., a California corporation ("Novellus"). This Cross License Agreement shall be effective as of the Closing Date of the Asset Purchase Agreement referenced below (the "Effective Date").

RECITALS

         A. Varian, directly and indirectly through various foreign and domestic affiliates of Varian, is engaged in the business of developing, manufacturing and distributing PVD and CVD thin film deposition equipment, through its Thin Film System Business ("TFS") (at times herein referred to as the "TFS Business");

         B. Varian, directly and indirectly through various foreign and domestic affiliates of Varian, is also engaged in the business of developing, manufacturing and distributing ion implant equipment through its Ion Implant System Business ("IIS") (at times herein referred to as the "IIS Business");

         C. Pursuant to the Asset Purchase Agreement, dated as of May 7, 1997 (the "Asset Purchase Agreement"), by and between Varian and Novellus, Varian has agreed to sell and cause to be transferred to Novellus, and Novellus has agreed to purchase and accept the transfer from Varian and Varian's affiliates, certain of the assets and properties used primarily in the TFS Business.

         D. Varian desires to retain ownership of certain intellectual property rights involved in the development, manufacture, testing and sale of the products of both the TFS Business and the IIS Business, and is willing to grant Novellus a license under these intellectual property rights.

         E. Varian desires to retain ownership of certain intellectual property rights previously licensed to others and subject to payment of royalties to Varian, involved in the development, manufacture, testing and sale of the products of the TFS Business, and is willing to grant Novellus a license under these intellectual property rights.

         F. Varian desires to receive, and Novellus, is willing to grant, a license under the intellectual property transferred to Novellus pursuant to the terms of the Asset Purchase Agreement.

         G. Novellas desires to receive, and Varian is willing to grant, a license under Varian intellectual property which was not transferred to Novellas pursuant to the terms of the Asset Purchase Agreement.

              THEREFORE, in consideration of these premises and the respective representations, warranties and agreements contained herein, the parties agree as follows:

1        DEFINITIONS

1.1 "TFS Intellectual Property" has the same meaning as TFS Intellectual Property as defined in the Asset Purchase Agreement.

1.2 "TFS Products" means the products or components thereof manufactured by the TFS Business as a current part of its business operation as of the Effective Date, and products currently in development by the TFS Business and derivative products thereof and improvement products thereof.

1.3 "IIS Products" means the products or components thereof manufactured by the IIS Business as a current part of its business operation as of the Effective Date, and products currently in development by the IIS Business and derivative products thereof and improvement products thereof.

1.4 "Products of Varian" means products or components sold by Varian businesses as of the Effective Date, and products currently in development by Varian businesses and derivatives thereof and improvements thereof.

1.5 "Retained Intellectual Property" means (i) those patents listed on Exhibit A to this Cross License Agreement; (ii) patent applications and invention disclosures set forth in a letter, dated the date hereof, concurrently delivered by Varian to Novellas; and (iii) intellectual property, other than patents and patent applications, owned or controlled by Varian as of the Effective Date of this Cross License Agreement, and used in the TFS Business as of the Effective Date and which constitutes Excluded Assets as provided in Section 2.2 of the Asset Purchase Agreement.

1.6 "Term" means the period starting with the Effective Date and continuing until the termination or expiration of this Cross License Agreement, as provided in Section 6.1.

1.7      "Varian Field of Use" means: products other than TFS Products.

1.8 "Novellus Field of Use" means: PVD and CVD thin film deposition products.

1.9 "Novellus Licensed Products" means any semiconductor manufacturing equipment in the equipment in the Novellus Field of Use that are developed, manufactured, sold or used by Novellus and its Subsidiaries and shall include without limitation, the TFS Products.

1.10 "Subsidiary" means, with respect to a specified company, an entity controlled, directly or indirectly by such company, including. without limitation, by such company's beneficial ownership of 50% or more of such entity's outstanding voting stock or other equity interests.

2        LICENSE GRANTS

2.1 VARIAN TO NOVELLUS: Varian hereby grants to Novellus, upon the terms and conditions herein specified, a royalty free, nonexclusive, irrevocable, world wide, perpetual license under the Retained Intellectual Property to make, have made, use and sell Novellus Licensed Products.

2.1.1 Subject to Section 2.4.1 of the Asset Purchase Agreement, Varian grants to Novellus a sublicense, without the right to grant Anther sublicenses, of all sublicensable rights granted to Varian in licenses from third parties that are Excluded Assets, but which relate to the ownership or use of the TFS Intellectual Property and the Retained Intellectual Property, that are required to permit Novellus to conduct business in the Novellus Field of Use.

2.1.2 Novellus shall not have the right to grant sublicenses to third parties under the Retained Intellectual Property, except with Varian's prior written permission.

2.2 NOVELLUS TO VARIAN: Novellus hereby grants to Varian, upon the term and conditions herein specified, a royalty free nonexclusive, irrevocable, world wide, perpetual license under the TFS Intellectual Property to make, have made, use and sell Products of Varian outside the Novellus Field of Use.

2.2.1 Subject to Section 2.4.1 of the Asset Purchase Agreement, Novellus grants to Varian a sublicense, without the right to grant further sublicenses, of all sublicensable rights granted to Varian in licenses from third parties that arc Assets transferred to Novellus, but which relate to the ownership or use of the Retained Intellectual Property and are required to permit Varian to conduct business in the Varian Field of Use.

2.2.2 Varian shall not have the right to grant sublicenses to third parties under the TFS Intellectual Property, except with Novellus's prior written permission.

2.3 SUBSIDIARIES. The license rights granted hereunder to each of Varian and Novellus shall extend to and may be exercised by Subsidiaries of either party. References herein to a party in this Section 2 and
         Section 5 below shall be deemed to refer to such party and each of its Subsidiaries. Each party shall be liable and responsible for full compliance with this Cross License Agreement by each of its Subsidiaries.

2.4 FUTURE NOVELLUS PRODUCTS. Upon request by Novellus, Varian shall grant Novellus a nonexclusive, royalty bearing license under the Retained Intellectual Property to make, have made, use and sell semiconductor manufacturing equipment outside the Novellus Field of Use, but Varian shall not be required to grant any license to make, have made, use and sell IIS Products. The royalty for such a license shall be a reasonable royalty, provided that the royalty rate shall be no higher than the lowest royalty rate in any license granted by Varian to another party under the same intellectual property rights for the same or substantially similar equipment for which Novellus requests a license.

2.5 FUTURE VARIAN PRODUCTS. Upon request by Varian, Novellus shall grant Varian a nonexclusive, royalty bearing license under the TFS Intellectual Property to make, have made, use and sell semiconductor manufacturing equipment, other than IIS Products, in the Novellus Field of Use, but Novellus shall not be required to grant any license to make, have made, use and sell TFS Products. The royalty for such a license shall be a reasonable royalty, provided that the royalty rate shall be no higher than the lowest royalty rate in any license granted by Novellus to another party under the same intellectual property rights for the same or substantially similar equipment for which Varian requests a license.

3        OWNERSHIP, TRANSFER OF KNOW HOW

3.1 Varian shall retain ownership of the Retained Intellectual Property subject to the licenses granted in Section 2 of this Cross License Agreement. This Cross License Agreement shall not transfer any ownership rights to Novellus in the Retained Intellectual Property, and shall not transfer any ownership rights to Varian in the TFS Intellectual Property.

3.2 The licenses granted hereunder shall not extend to any improvements, enhancements, modifications or inventions developed or created by a party after the Effective Date, and the party developing or creating such improvements, enhancements or inventions after the Effective Date shall be the sole and exclusive owner thereof.

4        ENFORCEMENT OF RIGHTS

4.1 Varian may, at its sole option and expense, take action against any infringement or misappropriation of the Retained Intellectual Property. Any recovery by Varian as a result of such action shall belong exclusively to Varian.

4.2 Novellus may, at its sole option and expense, take action against any infringement or misappropriation of the TFS Intellectual Property. Any recovery by Novellus as a result of such action shall belong exclusively to Novellus.

5        CONFIDENTIALITY

5.1 Novellus shall throughout the Term of this Cross License Agreement hold all confidential information relating to Retained Intellectual Property received from Varian in confidence, and shall preserve such confidential information against any disclosure to third parties except as otherwise expressly provided herein, using the same degree of care it exercises with its own proprietary information of a like nature; provided, however, that confidentiality shall not apply to information which is or becomes published or publicly known through no fault of Novellus; or which is rightfully received by Novellas from a third party without an obligation of secrecy; and, provided, further, that Novellus shall not be obliged to keep in confidence any information that is inherently disclosed by the sale of Products of Varian or of Novellus Licensed Products.

5.2 Varian shall throughout the Term of this Cross License Agreement hold all confidential information relating to TFS Intellectual Property in confidence, and shall preserve such confidential information against any disclosure to third parties, except as otherwise expressly provided herein, using the same degree of care it exercises with its own proprietary information of a like nature; provided, however, that confidentiality shall not apply to any information which is or becomes published or publicly known through no fault of Varian; or which is rightfully received by Varian from a third party without an obligation of secrecy; and, provided, further, that Varian shall not be obliged to keep in confidence any such information that is inherently disclosed by the sale of Novellus Licensed Products or of Products of Varian.

5.3 Notwithstanding the foregoing, Varian shall have the right to disclose the confidential information relating to the TFS Intellectual Property and Novellus shall have the right to disclose the confidential information relating to the Retained Intellectual Property as is reasonably required in the exercise of its license rights hereunder provided the recipient of such information agrees in writing to be bound by confidentiality provisions no less restrictive than this
         Section 5 with respect to any such confidential information so disclosed.

6        TERM AND TERMINATION

6.1 The Term of this Cross License Agreement shall begin on the Effective Date, and shall continue until the expiration of the last to expire patent included in the TFS Intellectual Property or in the Retained Intellectual Property, provided, however, that if the Asset Purchase Agreement shall terminate pursuant to Section 12 thereof, this Cross License Agreement shall terminate concurrently with the termination of the Asset Purchase Agreement.

6.2 Upon the expiration of this Cross License Agreement, the field of use restriction shall be removed from the license of any remaining intellectual property rights, and both parties shall have the right to make, use or sell products in any field of use.

7        ASSIGNMENT OF LICENSE

7.1 Novellus may assign its rights and obligations under this Cross License Agreement to a successor in ownership of all or substantially all the assets of the TFS Business or sublicense its rights and obligations under this Cross License Agreement to a successor in ownership of substantially all the assets relating to a TFS Product, on the condition that such successor shall assume the performance of all the terms and conditions of this Cross License Agreement to be performed by Novellus as if the successor were named herein in the place of Novellus.

7.2 Varian may assign its rights and obligations under this Cross License Agreement to a successor in ownership of all or substantially all the assets of the IIS Business or sublicense its rights and obligations under this Cross License Agreement to a successor in ownership of substantially all the assets relating to a Varian product, on the condition that such successor shall assume the performance of all the terms and conditions of this Cross License Agreement to be performed by Varian as if the successor were named herein in the place of Varian.

8        EXTENT OF CERTAIN OBLIGATIONS

8.1 Nothing in this Cross License Agreement shall be construed as conferring upon Varian or Novellus any license or any other right unless expressly granted by the terms of this Cross License Agreement.

8.2 Varian represents that it has the full right and power to enter into this Cross License Agreement and to perform its obligations pursuant to the terms hereof, Novellus represents that it has the Ml right and power to enter into this Cross License Agreement and to perform its obligations pursuant to the terms hereof, provided that Novellus shall have no responsibility for any breach of the foregoing representation that is primarily the result of a breach by Varian of any term or condition of the Asset Purchase Agreement.

9        MISCELLANEOUS PROVISIONS

9.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duty given or made as of the, date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:



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


         IF TO VARIAN:                                  with a copy to:
         Varian Associates, Inc.                   Varian Associates, Inc.
         3050 Hansen Way                           3050 Hansen Way
         Palo Alto, California 94304-1000          Palo Alto, California 94304-1000
         Attention: Chief Financial Officer        Attention: General Counsel
         Telecopy No.: (415) 424-5754              Telecopy No.: (415) 858-2018
         Telephone No.: (415) 424-5320             Telephone No.: (415) 424-5352

         IF TO NOVELLUS:                                with a copy to:
         Novellus Systems, Inc.                    Morrison & Foerster LLP
         3970 North First Street                   755 Page Mill Road
         San Jose, CA 95134                        Palo Alto, CA 94304
         Attention:  Chief Financial Officer       Attention: Michael C. Phillips, Esq.
         Telecopy No.: (408) 858-2018              Telecopy No.: (415) 494-0792
         Telephone No.: (408) 943-9700             Telephone No. (415) 813-5600


9.2 SECTION 365(n) OF THE U.S. BANKRUPTCY CODE. All rights and licenses granted pursuant to this Agreement by a licensor to a licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The parties agree that a licensee, as a licensee of such rights under this Agreement, shall remain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of a commencement of a bankruptcy proceeding by or against a licensor under the Bankruptcy Code, the licensee shall be entitled to a complete duplicate of any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession shall be promptly delivered to the licensee upon the licensee's written request (i) upon any such commencement of a bankruptcy proceeding, unless the licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (I) above, upon the rejection of this Agreement by or on behalf of the licensor

9.3 INTERPRETATION. When a reference is made, in this Cross License Agreement to paragraphs or Exhibits, such reference shall be to a paragraph or Exhibit to this Cross License Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and the headings contained in this Cross License Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Cross License Agreement.

9.4 SEVERABILITY. If any term or other provision of this Cross License Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Cross License Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Cross License Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

9.5 NO THIRD-PARTY BENEFICIARIES. This Cross License Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

9.6 AMENDMENT. This Cross License Agreement may not be amended or modified except by an instrument in writing signed by Varian and Novellus.

9.7 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Cross License Agreement.

9.8 MUTUAL DRAFTING. This Cross License Agreement is the joint product of Novellus and Varian and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Novellus and Varian and shall not be construed for or against any party hereto.

9.9 GOVERNING LAW. This Cross License Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to its choice of law principles).

9.10 DISPUTE RESOLUTION. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Cross License Agreement (or any subsequent agreements or amendments thereto). including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Cross License Agreement, shall be settled in accordance with the procedures set forth in Section 13.8 of the Asset Purchase Agreement.

9.11 COUNTERPARTS. This Cross License Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.12 ENTIRE AGREEMENT. This Cross License Agreement, together with Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant






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

         hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, other than the Asset Purchase Agreement and the Confidentiality Agreement dated February 28, 1997, between Varian and Novellus with respect to the subject matter hereof and are not intended to confer upon any other person or entity any rights or remedies hereunder, except as otherwise expressly provided herein. This Cross License Agreement is subject to the terms of those agreements, including the noncompete covenant in
         Section 7.6 of the Asset Purchase Agreement.

         IN WITNESS WHEREOF, Varian and Novellus have caused this Cross License Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                       VARIAN ASSOCIATES, INC.,
                                        a Delaware corporation

                                       By____________________________________
                                          Name:
                                          Title:

                                       NOVELLUS SYSTEMS, INC.
                                        a California corporation

                                       By____________________________________
                                          Name:
                                          Title:

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibit to this Cross-License Agreement Between Varian Associates, Inc. and Novellus Systems, Inc. has been omitted. Such exhibit will be submitted to the Securities and Exchange Commission upon request.

Exhibit A: A list of the patents, pursuant to which the Registrant is granted by Varian a nonexclusive license pursuant to the terms of the Cross-License Agreement.